Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACTS
Brent Feigenbaum
Centerline Capital Group
212-317-5730
bfeigenbaum@Centerline.com

Pam Flores
773-218-9260
pamflo@ameritech.net

Centerline Capital Group Announces the Appointment of
Michael P. Larsen as Chief Financial Officer

New York, NY — April 26, 2012 — Centerline Capital Group (“Centerline”), a provider of real estate financial and asset management services for affordable and conventional multifamily housing, and a subsidiary of Centerline Holding Company (OTC: CLNH), announced today it has named Michael P. Larsen the new Chief Financial Officer. Robert Levy, Centerline’s President and Chief Operating Officer, continued to serve as CFO when he was named and assumed the Presidency in 2010.  Mr. Levy steps down today from his role as CFO and will remain as President and COO.

Mr. Larsen is currently the Treasurer and Director of Corporate Finance responsible for: cash management operations, debt management, corporate capital raising, budgeting, management reporting and coordinating Centerline’s new business development initiatives.  In his new capacity as CFO, he continues with these responsibilities and his role expands to include:   all treasury, corporate finance, accounting, tax and risk functions.  Mr. Larsen will continue reporting to Mr. Levy, becomes a Managing Director and joins Centerline’s Executive Committee.

“Michael is an experienced and dedicated finance professional who has played an instrumental role in Centerline’s ongoing success,” commented Levy.  “We are pleased to announce his promotion to CFO, and look forward to his leadership and continued growth as a key member of the Centerline team.”

Mr. Larsen serves as a managing director of Centerline and is a member of Centerline’s Affordable Housing Investment Committee.  Prior to being named Treasurer in 2009, he worked for five years in Centerline’s Capital Markets and Corporate Finance groups.  Mr. Larsen joined Centerline in 2002 as a member of the Affordable Underwriting team where he was responsible for completing underwriting and real estate analysis for more than $800 million in low-income housing tax credit equity investments and affordable bond-financed multifamily assets.

“Last fall Michael was included in Real Estate Forum’s annual ‘40 Under 40’ feature,” continued Levy.  “This prestigious honor is a notable credit to his professional achievements and success. We are confident he will thrive in this new role.”

Prior to joining Centerline, Mr. Larsen was an analyst within Arthur Andersen’s Real Estate Consulting and Structured Finance group, where he was responsible for underwriting and investment analysis of a wide range of commercial real estate assets and performed due diligence for structured asset backed securities.  Mr. Larsen earned a Master of Business Administration from Columbia University and a B.A. in Economics and Urban Studies from The University of Pennsylvania.

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About Centerline Capital Group
Centerline Capital Group, a subsidiary of Centerline Holding Company (OTC: CLNH), provides real estate financing and asset management services focused on affordable and conventional multifamily housing.   We offer a range of both debt financing and equity investment products, as well as asset management services to developers, owners, and investors.  An industry leader, Centerline is structured to originate, underwrite, service, manage, refinance or sell through all phases of an asset’s life cycle.  A leading sponsor of Low-Income Housing Tax Credit (LIHTC) funds, Centerline has raised more than $10 billion in equity across 136 funds, and invested in over 1,300 assets spanning 47 states. The firm’s multifamily lending platform services more than $11billion in loans. Founded in 1972, Centerline is headquartered in New York City, with 244 employees in ten offices throughout the United States.   A strategic partner of Island Capital, Centerline is organized around four business units:    Affordable Housing Equity, Affordable Housing Debt, Mortgage Banking and Asset Management.  To learn more about Centerline, visit www.centerline.com.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Other risks and uncertainties are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, and include, among others, business limitations caused by adverse changes in real estate and credit markets and general economic and business conditions; our ability to generate new income sources, raise capital for investment funds and maintain business relationships with providers and users of capital; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; competition with other companies; risk of loss under mortgage banking loss sharing agreements; and risks associated with providing credit intermediation. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.